As filed with the Securities and Exchange Commission on January 11, 2005

Registration No. 333-121212

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Viisage Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3320515
(State of incorporation)	(I.R.S. Employer Identification No.)

296 Concord Road, Third Floor, Billerica, MA 01821, (978) 932-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bernard C. Bailey

Chief Executive Officer

Viisage Technology, Inc., 296 Concord Road, Third Floor, Billerica, MA 01821, (978) 932-2200

(Name, address, including zip code, and telephone number, including area code, and address of agent for service)

Copy to:

Elliot J. Mark, Esq.

Viisage Technology, Inc.

296 Concord Road

Third Floor

Billerica, MA 01821

Telephone: (978) 932-2200

Telecopy: (978) 932-2218

Approximate date of commencement of proposed sale to public: From time to time, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 11, 2005

Prospectus

5,717,873 Shares

Viisage Technology, Inc.

Common Stock

We are registering up to 5,717,873 shares of our common stock for offer or sale by the selling stockholder named in this prospectus. The selling stockholder identified in this prospectus or his donees, pledgees, transferees, or other successors in interest may offer or sell his shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the shares being registered for offer and sale by the selling stockholder. We have concurrently filed a registration statement for an unrelated group of selling stockholders covering the potential resale of 3,908,387 shares of our common stock.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 1.

Our shares are quoted on the Nasdaq National Market under the symbol “VISG”. The last reported sale price of our shares on January 10, 2005 was $8.22 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 , 2005

You should rely only on the information contained in this prospectus or other information to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

(i)

RISK FACTORS

If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the risk factors set forth below, as well as the risk factors contained in our filings with the Securities and Exchange Commission and the other information to which we have referred you.

We have a history of operating losses.

We have a history of operating losses. Although we recorded net income of $198,000 for the three months ended September 26, 2004, our business operations began in 1993 and, except for fiscal years 1996 and 2000, have resulted in net losses in each fiscal year. At September 26, 2004, we had an accumulated deficit of approximately $44.0 million. We will continue to invest in the development of our secure credential and biometric technologies. Accordingly, we cannot predict when or if we will ever achieve profitability on an annual basis.

We may be unable to obtain additional capital required to fund our operations and finance our growth.

The installation of our secure identification systems requires significant capital expenditures. While we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business. If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans.

We derive over 90% of our revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation with or without penalty and may produce volatility in earnings and revenue.

More than 90% of our business involves providing products and services under contracts with U.S. federal, state, local and foreign government agencies. Obtaining contracts from government agencies is challenging, and government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

•	include provisions that allow the government agency to terminate the contract without penalty under some circumstances;

•	be subject to purchasing decisions of agencies that are subject to political influence;

•	contain onerous procurement procedures; and

•	be subject to cancellation if government funding become unavailable.

Foreign government contracts generally include comparable provisions relating to termination for the convenience of the relevant foreign government. Securing government contracts can be a protracted process involving competitive bidding. In many cases, unsuccessful bidders may challenge contract awards, which can lead to increased costs, delays and possible loss of the contract for the winning bidder.

We derive a significant portion of our revenue from a few customers, the loss of which could have an adverse effect on our revenues.

For the nine-month period ended September 26, 2004, two customers, Telos Corporation (U.S. Department of Defense) and U.S. Department of State each accounted for over 10% of our revenue and an aggregate of 29.6% of our revenue. For the year ended December 31, 2003, two customers, Pennsylvania Department of Transportation and Illinois Secretary of State, each accounted for over 10% of our revenues and an aggregate of 26% of our revenue. For 2002, two customers, Connecticut Department of Information Technology and Mississippi Department of Information Technology Services, each accounted for over 10% of our revenues and an aggregate of 22% of our revenue. For 2001, four customers, Illinois Secretary of State, Unisys Corporation (Florida Department of Safety and Motor Vehicles), Kentucky Transportation Cabinet and Pennsylvania Department of Transportation, each accounted for over 10% of our revenue and an aggregate of 49% of our revenue. Since a small number of customers in our secure credentials segment account for a substantial portion of our revenues, the loss of any of our significant customers would cause revenue to decline and could have a material adverse effect on our business.

We derive revenue from only a limited number of products and services and we do not have a diversified product or service base.

Substantially all of our revenues are derived from the sale of products and services comprising our identity solutions. We anticipate that substantially all of the growth in our revenue, if any, will also be derived from these sources. If for any reason our sale of these products or services is impeded, and we have not diversified our product and service offerings, our business and results from operations could be harmed.

Loss of limited source suppliers may result in delays or additional expenses.

We obtain certain hardware components and complete products from a limited group of suppliers. Our reliance on these suppliers involves significant risks, including reduced control over quality and delivery schedules. Moreover, any financial instability of our manufacturers or contractors could result in our having to find new suppliers. We may experience significant delays in manufacturing and shipping our products to customers if we lose these sources or if supplies from these sources are delayed. As a result, we may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the time frames we require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis, in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on our business, financial condition and results of operations.

In particular, we obtain all of the printers and consumables for the U.S. Department of State passport contract and the Department of Defense, or DoD, common access card, or CAC, contract from Toppan Printing Co. Ltd., or Toppan. On July 19, 2004, Fargo Electronics, Inc. initiated a patent infringement action in the U.S. District Court for the Eastern District of Virginia against Toppan and TDT. The complaint alleges that Toppan’s and TDT’s use, offer to sell and/or importation of certain personalized identification card printers, including Toppan’s CP400 card printers, and associated laminators in the United States constitutes direct and indirect infringement of four patents allegedly owned by Fargo. The complaint seeks unspecified compensatory damages, permanent injunctive relief, trebling of damages for willful infringement and fees and costs. We are currently evaluating the claims in this lawsuit and intend to vigorously defend against them. We believe that the only products at issue are Toppan CP400 printers that were or are sold, used or imported as part of the CAC program. To date, we have received purchase orders of $10.2 million for Toppan CP400 printers for the CAC program, which are expected to be delivered by the end of the first quarter of 2005. There can be no assurance that we will prevail in this litigation. The litigation, with or without merit, could be time consuming and expensive to litigate or settle and could divert management’s attention from our business.

Termination of our contract with Georgia could cause us to lose $19.7 million in projected revenues over the next five and one-half years and could negatively affect our earnings.

In December 2004, a Georgia court granted summary judgment in favor of Georgia’s Department of Motor Vehicle Safety, or DMVS, in connection with litigation brought by one of our competitors in March 2003 alleging that DMVS did not comply with its own bid process when it selected a vendor for its new digital drivers’ license program. In July 2003, the court had issued a preliminary injunction prohibiting DMVS from continuing to work with us to install the State’s new drivers’ license system. In July 2004, we reached a settlement agreement with the State pursuant to which DMVS terminated the contract for convenience and agreed to pay us $2.0 million in cash and the State agreed to purchase certain equipment from us for $500,000. While the Georgia court has authorized DMVS to issue a new request for proposals for a digital drivers’ license system, the court has disallowed the $2.0 million cash payment described above. Without this payment, we believe that either the settlement agreement with DMVS is not effective and that our contract with DMVS remains in place, or that our initial claim for an $8.2 million settlement payment is revived. As a result of the termination of the contract, we will lose up to $19.7 million in revenue that we expected to recognize over the next five and one-half years, which was included in our $176 million of backlog at March 28, 2004, unless we are able to win the new contract for the digital drivers’ license system and the revenues from such new contract are substantially similar to the terminated contract. While we believe we can utilize the remaining $5.3 million in assets being retained by us from the Georgia contract either in Georgia, if we win the contract based on the new request for proposals, or on alternative projects, to the extent that we are unable to utilize these assets or realize value through a sale of these assets, we would be required to take a charge to earnings.

Our strategy of expanding our face recognition business could adversely affect our business operations and financial condition.

Part of our strategy is to enhance our leadership in face recognition technology and to expand our operations within our face recognition business segment. Pursuing this strategy involves risks. For instance, to date, face recognition security solutions have not gained widespread commercial acceptance. Some of the obstacles to widespread acceptance of face recognition security solutions include a perceived loss of privacy and public perceptions as to the usefulness of face recognition technologies. Whether the market for face recognition security solutions will expand will be dependent upon factors such as:

•	the success of our marketing efforts and publicity campaigns and those of our competitors; and

•	customer satisfaction with our products and services, as well as those of our competitors.

We do not know when, if ever, face recognition security solutions will gain widespread commercial acceptance. In addition, our face recognition business segment has not achieved profitability, and it may never achieve profitability.

We face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect our results of operations.

The events of September 11, 2001 have heightened interest in the use of biometric security solutions, and we expect competition in this field, which is already substantial, to intensify. Competitors are developing and bringing to market biometric security solutions that use face recognition as well as eye, fingerprint and other forms of biometric verification. Our products also will compete with non-biometric technologies such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Widespread adoption of one or more of these technologies or approaches in the markets we intend to target could significantly reduce the potential market for our systems and products. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures. If we do not develop new and enhanced products or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted .

Unless we keep pace with changing technologies, we could lose customers and fail to win new customers.

Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new products and services in order to address the changing needs of the marketplace. We may not be able to accurately predict which technologies customers will support. If we do not introduce new products, services and enhancements in a timely manner, if we fail to choose correctly among technical alternatives or if we fail to offer innovative products and services at competitive prices, customers may forego purchases of our products and services and purchase those of our competitors.

Security breaches in systems that we sell or maintain could result in the disclosure of sensitive government information or private personal information that could result in the loss of clients and negative publicity.

Many of the systems we sell manage private personal information and protect information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to our business as a result of negative publicity and could prevent us from having further access to such systems or other similarly sensitive areas for other governmental clients. Our systems may also be affected by outages, delays and other difficulties. Our insurance coverage in certain circumstances may be insufficient to cover losses and liabilities that may result from such events.

The market for our solutions is still developing and if the industry adopts standards or a platform different from our platform, then our competitive position would be negatively affected.

The market for identity solutions is still emerging. The evolution of this market is in a constant state of flux that may result in the development of different technologies and industry standards that are not compatible with our current products or technologies. In particular, the face recognition market lacks industry-wide standards. Several organizations, such as the International Civil Aviation Organization, which sets standards for travel documents that its member states then put into effect, and the National Institute for Standards and Testing, which is part of the U.S. Department of Commerce, have recently selected face recognition as the biometric to be used in identification documentation. It is possible, however, that these standards may change and that any standards eventually adopted could prove disadvantageous to or incompatible with our business model and product lines.

The adoption of EITF 00-21 resulted in a non-cash adjustment of $12.1 million and may have an adverse effect on our results of operations in the near term, which may depress the market price of our common stock.

During the third quarter of 2003, we adopted the provisions of Emerging Issues Task Force 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, or EITF 00-21, on a cumulative basis as of January 1, 2003. After discussions with the Securities and Exchange Commission staff regarding the effect of EITF 00-21 on revenue recognition on our secure credentials contracts, we decided to adopt EITF 00-21 via cumulative catch-up as of January 1, 2003 rather than prospectively as reflected in the previously filed Form 10-Q for the quarter ended September 28, 2003. The adoption of EITF 00-21 resulted in a non-cash adjustment reported as a cumulative effect of a change in accounting principle of $12.1 million. The adoption of EITF 00-21 affects the timing of revenue recognition under our secure credentials contracts and as a result we may report reduced revenue and an increased net loss for one or more of our fiscal quarters in 2004. This effect on our results of operations could cause our stock price to decline.

Legal claims regarding infringement by us or our suppliers of third party intellectual property rights could result in substantial costs, diversion of managerial resources and harm to our reputation.

Although we believe that our products and services do not infringe the intellectual property rights of others, we might not be able to defend successfully against a third-party infringement claim. A successful infringement claim against us or our suppliers could subject us to:

•	liability for damages and litigation costs, including attorneys’ fees;

•	lawsuits that prevent us from further use of the intellectual property;

•	having to license the intellectual property from a third party, which could include significant licensing fees;

•	having to develop a non-infringing alternative, which could be costly and delay projects;

•	having to indemnify clients with respect to losses they incurred as a result of the alleged infringement; and

•	having to establish alternative sources for products supplied to us by third parties, as discussed above in the risk factor regarding our dependence on limited source suppliers.

Even if we are not found liable in a claim for intellectual property infringement, such a claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

Uncertainties in global economic markets could cause delays in customer purchases.

Many customers and potential customers have delayed purchase intentions as a result of uncertainties in global economic markets. Government budgets, particularly at state and regional levels, have been or are expected to be reduced notably. Government contracts result from purchasing decisions made by public sector agencies that are particularly sensitive to budget changes and cutbacks during economic downturns, and variations in appropriations cycles. Many U.S. state customers are facing budget cuts, and some international customers are facing debt crises, introducing added uncertainty. Any shift in the government procurement process, which is outside of our control and may not be predictable, could impact the predictability of our quarterly results and may potentially have a material negative effect on our financial position, results of operation or cash flows.

If we do not successfully expand our direct sales and services organizations and partnering arrangements, we may not be able to increase our sales or support our customers.

In the fiscal years ended December 31, 2002 and 2003, and nine month periods ended September 26, 2004 and September 28, 2003, we sold substantially all of our services and licensed substantially all of our products through our direct sales organization. Our future success depends on substantially increasing the size and scope of our direct sales force and partnering arrangements, both domestically and internationally. We will face intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, given the large-scale deployment required by some of our customers, we will need to hire and retain a number of highly trained customer service and support personnel. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers. Failure to add additional sales and customer service representatives could result in our inability to increase our sales and support our customers.

Integration of acquired businesses may be difficult and will consume significant financial and managerial resources, which could have an adverse effect on our results of operations.

On January 23, 2004, we completed the acquisition of ZN Vision Technologies AG, or ZN, a leading German provider of face recognition and computer vision products and services. On February 14, 2004, we completed the acquisition of TDT. On October 5, 2004, we completed the acquisition of Imaging Automation, Inc., a market leader in identity document authentication. The integration of the products and services of these acquired companies with ours will be challenging and will consume significant financial and managerial resources. The challenges involved with this integration include, among others:

•	challenges related to technology innovation;

•	possible difficulty implementing uniform standards, controls, procedures and policies; and

•	possible loss of key employees.

In addition, the differences between U.S. and German business cultures and the geographic distance between the companies could present significant obstacles to our timely, cost-effective integration of ZN.

The significant direct and indirect costs of our acquisition and integration of ZN, TDT and Imaging Automation could adversely affect our financial performance.

To date, we have incurred approximately $3.7 million of costs in connection with the acquisitions of ZN, TDT and Imaging Automation, including:

•	costs associated with integrating personnel, products and services;

•	financial advisory fees; and

•	costs and expenses for services provided by our lawyers and accountants.

The transaction costs and expenses attributable to financial advisory, legal and accounting services that we incurred will be capitalized as a component of the purchase price. Goodwill associated with the acquisition will be required to be tested at least annually for impairment, and we will be required to record a charge to earnings if there is an impairment in the value of such goodwill at a later date. Other intangible assets acquired in connection with these acquisitions will be amortized over their estimated useful lives.

The acquisitions of ZN, TDT and Imaging Automation could result in future impairment charges which could adversely affect our results of operations.

As a result of our acquisitions of ZN, TDT and Imaging Automation, goodwill and other intangible assets have been created. The values we may record for goodwill and other intangible assets will represent fair values calculated by independent third-party appraisers. Such valuations require us to provide significant estimates and assumptions, which are derived from information obtained from the management of the acquired businesses and our business plans for the acquired businesses or intellectual property. If estimates and assumptions used to initially value goodwill and intangible assets prove to be inaccurate, ongoing reviews of the carrying values of such goodwill and intangible assets may indicate impairments which will require us to record an impairment charge in the period in which we identify the impairments.

If we do not achieve the expected benefits of our acquisitions of ZN, TDT and Imaging Automation, the price of our common stock could decline.

We expect that the acquisition of ZN will enhance our leadership in face recognition technology through the combination of our technologies with those of ZN. Although the results of the initial tests of our combined technologies have been positive, the combination of such technologies might not meet the demands of the marketplace. If our technologies fail to meet such demand, customer acceptance of our face recognition solutions could decline, which would have an adverse effect on our results of operations and financial condition. In addition, we expect that the acquisition of ZN will enable us to market our systems and products on a global scale. Our face recognition customers are primarily located in the United States, and ZN’s customers are primarily located in Europe. We might not be able to market successfully our products and services to ZN’s customers or ZN’s products and services to our customers. We expect that the acquisition of TDT will enhance our position in the market for secure credentials, particularly the U.S. government. We expect that the acquisition of Imaging Automation will provide us with a market leadership position in identity document authentication and will complement our core competencies in secure credentials and biometrics. We expect that this addition to our product portfolio will extend our reach into our current markets and provide a critical component to our comprehensive offering for new markets in need of identity solutions. However, there can be no assurance that our current customers or customers in new markets will be receptive to these additional offerings. If our product offerings and services fail to meet the demands of this marketplace, our results of operations and financial condition could be adversely affected. There is also a risk that we will not achieve the anticipated benefits of the acquisitions as rapidly as, or to the extent, anticipated by financial or industry analysts, or that such analysts will not perceive the same benefits to the acquisitions as we do. If these risks materialize, our stock price could be adversely affected.

The success of our strategic plan to grow sales and develop relationships in Europe may be limited by risks related to conducting business in European markets.

Although ZN has experience marketing and distributing its products and developing strategic relationships in Europe, part of our strategy will be to increase sales and build additional relationships in European markets. Risks inherent in marketing, selling and developing relationships in European markets include those associated with;

•	economic conditions in European markets, including fluctuations in the relative values of the U.S. dollar and the Euro;

•	taxes and fees imposed by European governments that may increase the cost of products and services; and

•	laws and regulations imposed by individual countries and by the European Union.

In addition, European intellectual property laws are different than U.S. intellectual property laws and we will have to ensure that our intellectual property is adequately protected in foreign jurisdictions and that ZN’s intellectual property is adequately protected in the United States. If we do not adequately protect our intellectual property rights, competitors could use our proprietary technologies in non-protected jurisdictions and put us at a competitive disadvantage.

Our business may be impacted by changes in the local marketplace of our foreign operations and fluctuations in currency exchange rates.

As a result of our acquisitions of ZN, TDT and Imaging Automation, we expect that we will have increased exposure to foreign currency fluctuations. Net revenue and related expenses generated from our international location in Germany is denominated in euros. The results of operations and certain of our inter-company balances associated with this international location are exposed to foreign exchange rate fluctuations. In addition to our German operation, we will have increased transactions with Japanese vendors supplying hardware and consumables for the delivery of the TDT contracts. These transactions will increase our exposure to foreign currency fluctuations with the yen. To the extent the U.S. dollar weakens against these foreign currencies, the translation of these foreign currencies denominated transactions results in increased net revenue, operating expenses and net income. Similarly, our net revenue, operating expenses and net income will decrease when the U.S. dollar strengthens against these foreign currencies.

If our systems and products do not perform as promised, we could experience increased costs, lower margins, liquidated damage payment obligations and harm to our reputation.

We will be required to provide complex systems that will be required to operate on an “as needed” basis. Although we will deploy back-up systems, the failure of our products to perform as promised could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money.

We believe that our intellectual property, including our methodologies, will be critical to our success and competitive position. If we are unable to protect this intellectual property against unauthorized use by third parties, our reputation among existing and potential customers could be damaged and our competitive position adversely affected. Our strategies to deter misappropriation could be undermined if:

•	the proprietary nature or protection of our methodologies is not recognized in the United States or foreign countries;

•	third parties misappropriate our proprietary methodologies and such misappropriation is not detected; and

•	competitors create applications similar to ours but which do not technically infringe on our legally protected rights.

If these risks materialize, we could be required to spend significant amounts to defend our rights and divert critical managerial resources. In addition, our proprietary methodologies may decline in value or our rights to them may become unenforceable.

If we fail to adequately manage our resources, it could have a severe negative impact on our financial results or stock price.

We could be subject to fluctuations in technology spending by existing and potential customers. Accordingly, we will have to actively manage expenses in a rapidly changing economic environment. This could require reducing costs during economic downturns and selectively growing in periods of economic expansion. If we do not properly manage our resources in response to these conditions, our results of operations could be negatively impacted.

Future acquisitions of companies or technologies may result in disruptions to our business.

Beyond the acquisitions of ZN, TDT and Imaging Automation, our growth strategy could include additional acquisitions of companies or technologies that complement ours. Future acquisitions could involve risks inherent in acquisitions, such as:

•	challenges associated with integrating acquired technologies and the business and operations of acquired companies;

•	exposure to unknown liabilities;

•	diversion of managerial resources from day-to-day operations;

•	possible loss of key employees, customers and suppliers;

•	higher than expected transaction costs; and

•	additional dilution to our existing stockholders if we use our common stock as consideration.

If we fail to manage these challenges adequately, our results of operations and stock price could be adversely affected.

The loss of key personnel could adversely affect our ability to remain competitive.

We believe that the continued service of our executive officers will be important to our future growth and competitiveness. We have entered into employment agreements with Bernard C. Bailey, our Chief Executive Officer, William K. Aulet, our Chief Financial Officer, Iftikhar Ahmad, our Senior Vice President of Secure Identification Products and Services, Kenneth Scheflen, our Senior Vice President, Federal Solutions, and James P. Ebzery, our Senior Vice President, Sales and Services. These agreements are intended to provide the executives with incentives to remain employed by us. However, we cannot assure you that they will remain employed by us. In addition, we believe that the continued employment of key members of our technical and sales staff is important to us. Most of our employees are entitled to voluntarily terminate their relationship with us, typically without any, or with only minimal, advance notice. The process of finding additional trained personnel to carry out our strategy could be lengthy, costly and disruptive. We might not be able to retain the services of all of our key employees or a sufficient number of them to execute our plans. In addition, we might not be able to continue to attract new employees as required.

Our quarterly results could be volatile and may cause our stock price to fluctuate.

We have experienced fluctuations in quarterly operating results and we expect those fluctuations to continue. We expect that our quarterly results will continue to be affected by, among other things, factors such as:

•	the size and timing of contract awards;

•	the timing of our contract performance;

•	variations in the mix of our products and services; and

•	contract losses and changes in management estimates inherent in accounting for contracts.

Certain of our stockholders have significant relationships with us, which could result in us taking actions that are not supported by unaffiliated stockholders.

Lau Technologies, or Lau, and Mr. Buddy Beck, the former sole stockholder of TDT who is now a director and Vice Chairman of our Board of Directors, beneficially own approximately 11.9% and 12.1%, respectively, of our outstanding common stock. As a result, both Lau and Mr. Beck have a strong influence on matters requiring approval by our stockholders, including the election of directors and most corporate actions, including mergers and acquisitions. In addition, we have significant relationships with each of Lau and Mr. Beck, including:

•	we acquired significant intellectual property, contracts and distribution channels through a transaction with Lau under which we agreed to pay Lau a 3.1% royalty on our face recognition revenues for a period of twelve and one half years, up to a maximum of $27.5 million;

•	the spouse of the Chairman of our Board of Directors owns a majority of Lau’s voting stock;

•	in connection with the acquisition of TDT, Mr. Beck was elected a member of our Board of Directors and appointed Vice Chairman;

•	in connection with the acquisition of TDT, we entered into a consulting agreement with Mr. Beck under which we will pay Mr. Beck $300,000 per year for two years, provided that Mr. Beck devotes his full business time to developing business opportunities for us; and

•	an additional purchase price adjustment of $2.6 million, payable to Mr. Beck, was incurred upon TDT’s selection by the U.S. Department of Defense for the production of smart cards as part of the agency’s CAC program. This amount has been paid in full.

Future sales of our common stock by Lau or Mr. Buddy Beck could depress the market price of our common stock.

As of January 6, 2005, there were 47,724,928 shares of our common stock outstanding. Lau and Mr. Buddy Beck own approximately 11.6% and 12.0%, respectively, of our common stock. If either of these stockholders sell a significant number of shares of our common stock in the open market, our stock price could decline.

FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results may differ materially due to a number of factors. Actual results may differ materially from the forward-looking statements contained in this prospectus or that may be set forth in other documents that we subsequently incorporate by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The shares are being registered hereunder for resale by the selling stockholder. We will not receive any proceeds from the sale of the shares by the selling stockholder.

THE COMPANY

We are a leading provider of advanced technology identity solutions that enable governments, law enforcement agencies and businesses to enhance security, reduce identity theft, and protect personal privacy. Our identity solutions include secure credential provisioning systems, biometric software and systems and real time identity databases, as well as systems design, development, integration and support services. These solutions enable our customers to manage the entire life cycle of an individual’s identity for a variety of applications including civil identification, criminal identification and border management. Our customers use our identity solutions to help solve the following four critical problems:

•	assurance that an identification document is authentic;

•	assurance that the document has been issued to the correct person;

•	confidence that the person holding the identification document is uniquely tied to and authorized to use the document and

•	verification of the privileges the individual is entitled to at a particular point in time.

Our solutions annually produce more than 30 million secure government-issued credentials at more than 2,000 locations. We are the second largest provider of U.S. drivers’ licenses with a 30% market share, and we are the sole source provider of passport production capability to the U.S. Department of State. We also are a recognized leader in biometrics in the field of face recognition. Our customers include governments, law enforcement agencies and businesses in more than 15 countries.

Our business involves two related segments: secure credentials (formerly called secure identification or SIPS) and biometrics (formerly called facial recognition).

On January 23, 2004, we completed the acquisition of ZN Vision Technologies AG, on February 14, 2004, we completed the acquisition of Trans Digital Technologies Corporation, and on October 5, 2004, we completed the acquisition of Imaging Automation, Inc. As a result of these acquisitions, we now have more than 350 customers on a global basis deploying our identity verification solutions.

Our principal executive offices are located at 296 Concord Road, Third Floor, Billerica, Massachusetts 01821. Our telephone number is (978) 932-2200. Our website address is www.viisage.com. Information contained on our website does not constitute part of this prospectus.

PLAN OF DISTRIBUTION

Overview

On February 14, 2004, we acquired all of the outstanding capital stock of Trans Digital Technologies Corporation (TDT), which is the sole source provider of high security technology and services to the U.S. Department of State for the production of U.S. passports. The acquisition was accomplished through the exchange of shares of our common stock, cash and notes for all of the outstanding capital stock of TDT. Following the acquisition, TDT became a wholly-owned subsidiary of Viisage.

The acquisition was completed in accordance with the terms of a stock purchase agreement that we entered into on February 14, 2004 with TDT and Mr. Buddy Beck, the sole stockholder and former President and Chief Executive Officer of TDT. Pursuant to the stock purchase agreement, we purchased all of the outstanding capital stock of TDT from Mr. Beck for an aggregate of 5,850,000 shares of our common stock, $5 million in cash, and a promissory note in the amount of $15.3 million. In September 2004, the balance on this promissory note was reduced by a required principal payment of approximately $4.2 million. In October 2004, all principal and interest on this note was voluntarily prepaid in full. In addition, we entered into a consulting agreement with Mr. Beck. Mr. Beck serves as a director and Vice Chairman of our Board of Directors.

Pursuant to the stock purchase agreement, we agreed to pay Mr. Beck an additional cash payment of up to $2.6 million if the United States Department of Defense selected TDT for the production of smart cards as part of the agency’s Common Access Card program and placed orders with an aggregate value of at least $4 million prior to June 30, 2004. We received an initial purchase order of $10.2 million for this program in April 2004, thereby triggering this purchase price adjustment. This amount has been paid in full.

This prospectus relates to the resale of the 5,717,873 shares of our common stock acquired by the selling stockholder in connection with the acquisition.

Restrictions on Transfer of the Shares

The shares of our common stock that were issued to the selling stockholder upon the closing of the acquisition were issued pursuant to exemptions from the registration requirements of the Securities Act. However, we agreed in a registration rights agreement with Mr. Beck to file with the Securities and Exchange Commission a Form S-3 registration statement, of which this prospectus is a part, to register the shares of our common stock received by the selling stockholder for sale on the public market.

The selling stockholder has agreed in the registration rights agreement not to sell the shares of our common stock that were issued to him in the acquisition for a period of one year commencing on February 14, 2004. However, if Lau sells 500,000 or more shares of our common stock during such period, the selling stockholder will become entitled to sell an equal number of shares.

Distribution of the Shares

Neither we nor the selling stockholder have any agreements or understandings, directly or indirectly, with any person to distribute the shares being offered by the selling stockholder.

The shares of our common stock being offered hereby may be sold or distributed from time to time by the selling stockholder, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at the market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided such resale meets the criteria and conforms to the requirements of such rule. The shares may be sold in one or more of the following methods:

•	ordinary brokers’ transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	transactions involving cross or block trades or otherwise on The Nasdaq National Market, any other exchange upon which our shares may be traded in the future, in the over-the-counter market or otherwise;

•	purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;

•	“at the market” to or through market makers or into an existing market for the shares;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

•	any combination of the foregoing, or by any other legally available means.

The selling stockholder, or his successors in interest, may also enter into option or other transactions with broker-dealers that require the delivery by these broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus as amended or supplemented to reflect such transactions. In addition, from time to time, the selling stockholder may pledge his shares to broker-dealers or other financial institutions. Upon a default by the selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholder and/or purchasers of the shares for whom they may act as agent, or to whom they may sell as principal, or both. The selling stockholder and any broker-dealers who act in connection with the sale of shares of our common stock offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. If a selling stockholder or broker-dealer qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Neither we nor the selling stockholder can presently estimate the amount of this compensation. We know of no existing arrangements between the selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Moreover, the selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Furthermore, in the event of a “distribution” of shares by the selling stockholder, he or any selling broker or dealer and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

We will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of brokers, dealers, underwriters or agents and fees of legal counsel engaged by the selling stockholder. We have also agreed to indemnify the selling stockholder and related persons against liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholder.

The selling stockholder is not restricted as to the price or prices at which he may sell his shares. Sales of these shares may have an adverse effect on the market price of our common stock. Moreover, except as described above, the selling stockholder is not restricted as to the number of shares that may be sold at any time and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of our common stock.

There is no assurance that the selling stockholder will sell all or any portion of the shares of common stock offered hereby. The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the selling stockholder’s name and the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s) where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction. In addition, upon our being notified by the selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

SELLING STOCKHOLDER

We are registering for resale shares of our common stock issued to the selling stockholder identified below. The following table sets forth:

•	the name of the selling stockholder;

•	the nature of any material relationship between the selling stockholder and Viisage or any of our affiliates during the past three years; and

•	the number and percent of shares of our common stock beneficially owned by the selling stockholder prior to this offering.

The selling stockholder is offering for sale with this prospectus all of the shares beneficially owned by the selling stockholder, subject to the limitations described in the section of this prospectus entitled “Plan of Distribution”. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated in the footnotes to this table and subject to applicable community property laws, the selling stockholder named in this table has sole voting power with respect to all shares of common stock listed as beneficially owned by the selling stockholder.

The applicable percentages of beneficial ownership are based on an aggregate of 47,724,928 shares of our common stock issued and outstanding on January 6, 2005.

Selling Stockholder(1)	Shares Beneficially Owned Prior to Offering(2)		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
B.G. Beck(3)	5,727,873	12.0%	5,717,873	10,000	*

*	Less than one percent (1%).

(1)	The name of the selling stockholder and the numbers of securities held by the selling stockholder may be amended subsequent to the date of this prospectus pursuant to Rule 424(b)(3) of the Securities Act.

(2)	The number of shares indicated in the table above as being beneficially owned by a selling stockholder includes such shares as are deemed to be beneficially owned by such selling stockholder pursuant to Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of the date set forth above through the exercise of an option, warrant or other right.

(3)	The selling stockholder previously was the President, Chief Executive Officer and sole stockholder of TDT, and currently serves as a director and Vice Chairman of our Board of Directors. Upon the closing of the acquisition, the selling stockholder entered into a consulting agreement with us for a two year term. Includes 10,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 6, 2005.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon by Elliot J. Mark, Esq., General Counsel of Viisage.

EXPERTS

Our financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003, included in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

The financial statements of Trans Digital Technologies Corporation as of December 31, 2003 and 2002 and for each of the years then ended, which are incorporated in this prospectus by reference to our current report on Form 8-K/A filed on April 29, 2004 in connection with our acquisition of TDT, have been audited by BDO Seidman, LLP, an independent registered public accounting firm as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

The financial statements of ZN Vision Technologies AG as of December 31, 2003 and 2002 and for each of the years then ended, which are incorporated in this prospectus by reference to our current report on Form 8-K/A filed on May 21, 2004 and amended on June 18, 2004, have been audited by BDO Deutsche Warentreuhand AG, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

The financial statements of Imaging Automation, Inc. as of September 30, 2004 and for the year then ended, which are incorporated in this prospectus by reference to our current report on Form 8-K/A filed on January 10, 2005 in connection with our acquisition of Imaging Automation, have been audited by Carlin, Charron & Rosen, LLP, independent certified public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. Such reports and other information may be inspected and copied at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s web site is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy from the Securities and Exchange Commission at the address provided above or on the Securities and Exchange Commission’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

The documents listed below are incorporated by reference herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the three-month periods ended March 28, 2004, June 27, 2004 and September 26, 2004;

•	our Current Reports on Form 8-K filed on January 30, 2004 (as amended on June 18, 2004), February 19, 2004, February 25, 2004, February 27, 2004 (as amended on April 29, 2004), May 4, 2004, May 21, 2004 (as amended on June 18, 2004), June 23, 2004, July 21, 2004, July 22, 2004, October 8, 2004 (as amended on January 10, 2005) and October 26, 2004;

•	the description of our common stock contained in our registration statement No. 000-21559 on Form 8-A filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act on October 15, 1996; and

•	all reports pursuant to Section 13(a) or 15(d) of the Exchange Act made after the initial date of filing the registration statement of which this prospectus is part, but before the effective date of such registration statement.

All reports and other documents that we file after the effective date of this registration statement of which this prospectus is a part pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of such report or document.

We will provide you a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus, upon your written or oral request at no cost. Please contact Elliot J. Mark, our General Counsel, at our principal executive offices located at 296 Concord Road, Third Floor, Billerica, Massachusetts 01821. Our telephone number is (978) 932-2200.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$5,266.18
Nasdaq listing of additional shares fee	$22,500
Printing and EDGAR formatting fees and expenses	$1,500
Accounting fees and expenses	$8,000
Transfer agent’s fees and expenses	$1,000
Legal fees and expenses	$5,000
Total	$43,226.18

Viisage will bear all expenses shown above, and the selling stockholder will not bear any portion of these expenses.

Item 15. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation law, as amended (the “DGCL”), the registrant’s Restated Certificate of Incorporation, as amended, provides that the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations on liability for a director’s breach of fiduciary duty other than liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the registrant’s bylaws provide that the registrant shall indemnify all directors, officers, employees and agents of the registrant for acts performed on behalf of the registrant in such capacity to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

In addition, the registrant has purchased directors and officers liability insurance.

Item 16. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17. Undertakings.

(a) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of such securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in Billerica, Massachusetts on January 11, 2005.

VIISAGE TECHNOLOGY, INC.

By:	/s/ BERNARD C. BAILEY
Bernard C. Bailey
Chief Executive Officer
(Principal Executive Officer)

Signatures

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ BERNARD C. BAILEY Bernard C. Bailey	Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2005

* William K. Aulet	Chief Financial Officer (Principal Financial and Accounting Officer)	January 11, 2005

* Denis K. Berube	Director	January 11, 2005

* Harriet Mouchly-Weiss	Director	January 11, 2005

* Paul T. Principato	Director	January 11, 2005

* Charles E. Levine	Director	January 11, 2005

* Peter Nessen	Director	January 11, 2005

* Thomas J. Reilly	Director	January 11, 2005

* B.G. Beck	Director	January 11, 2005

* Marcel Yon	Director	January 11, 2005

*By:	/s/ ELLIOT J. MARK
Elliot J. Mark, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Stock Purchase Agreement dated as of February 14, 2004 by and among Viisage Technology, Inc., Trans Digital Technologies Corporation and Mr. B.G. Beck.

10.55**	Consulting Agreement dated as of February 14, 2004 between Viisage Technology, Inc. and Mr. B.G. Beck.

10.61##	Registration Rights Agreement dated February 14, 2004 between Viisage Technology, Inc. and Mr. B.G. Beck.

4.1***	Specimen certificates for shares of Viisage Technology, Inc. common stock.

5.1##	Opinion of Elliot J. Mark, Esq.

23.1#	Consent of BDO Seidman, LLP.

23.2#	Consent of BDO Seidman, LLP.

23.3#	Consent of BDO Deutsche Warentreuhand AG.

23.4##	Consent of Elliot J. Mark, Esq. (Included in Exhibit 5.1)

23.5#	Consent of Carlin, Charron & Rosen, LLP.

24.1##	Power of Attorney.

*	Filed as an exhibit to the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2004.

**	Filed as an exhibit to the registrant’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

***	Filed as an exhibit to the registrant’s registration statement on Form S-1 (Registration No. 333-10649) dated November 4, 1996.

#	Filed herewith.

##	Previously filed.